Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2021 relating to the financial statements of Greenlane Holdings, Inc, appearing in the Annual Report on Form 10-K of Greenlane Holdings, Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Boca Raton, Florida
August 31, 2022